Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

richard leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2021 Second Quarter Financial Results
Highest quarterly Net Sales and Adj EBITDA* since becoming an NYSE-listed company in 2013

(Tampa, FL, August 9, 2021) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and six months ended July 4, 2021.

Executive Summary - 2Q21 versus 2Q20
•Net sales increased 33% to $662 million versus $500 million.
•Net income attributable to Masonite increased to $35 million from $34 million.
•Diluted earnings per share increased to $1.41 from $1.38 per share and adjusted earnings per share* increased to $2.23 from $1.50.
•Adjusted EBITDA* increased to $111 million from $92 million.
•Repurchased 283,712 shares of Masonite stock in the second quarter for approximately $32 million.

“Robust demand in our residential end markets and solid execution allowed us to achieve strong Net Sales and Adjusted EBITDA* growth despite strengthening inflation headwinds in the quarter,” said Howard Heckes, President and CEO. “I am extremely proud of this organization’s ability to navigate what was an increasingly difficult backdrop with respect to our supply chain and labor availability. Despite these near-term challenges, we continued to invest in the business for long-term growth and still anticipate full year 2021 Adjusted EBITDA* Margin expansion.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
masonite.com

Second Quarter 2021 Discussion
Net sales were $662 million in the second quarter of 2021, a 33% increase from $500 million in the comparable period of 2020. The increase in net sales was the result of a 19% increase in base volume, a 7% increase in average unit price (AUP), a 5% increase due to favorable foreign exchange and a 2% increase in the sale of components and other products.
•North American Residential net sales were $493 million, a 29% increase compared to the second quarter of 2020, driven by a 19% increase in base volume, a 7% increase in AUP and a combined 3% increase due to favorable foreign exchange and the sale of components and other products.
•Europe net sales were $88 million, a 194% increase compared to the second quarter of 2020 due to our UK and Ireland operations being idled for approximately one-half of the prior year period. The increase was driven by a 134% increase in base volume, a 33% increase due to favorable foreign exchange, a 21% increase in AUP and a 7% increase in the sale of components and other products, partially offset by a 1% decrease from the impact of a divestiture.
•Architectural net sales were $76 million, an 11% decrease compared to the second quarter of 2020, driven by a 16% decrease in base volume, partially offset by a 4% increase in AUP and a 1% increase due to favorable foreign exchange.
Total company gross profit was $164 million in the second quarter of 2021, an increase of 21% compared to $136 million in the second quarter of 2020. Gross profit margin decreased 250 basis points to 24.8%, due to the impact of higher inflation and tariffs on raw materials, rising logistics costs, higher manufacturing wages and benefits and increased investment in the business, partially offset by higher AUP.
Selling, general and administration (SG&A) expenses were $83 million in the second quarter of 2021, an increase of 12% compared to $73 million in the second quarter of 2020. The increase in SG&A was primarily due to higher personnel costs, which includes resources to support growth. SG&A as a percentage of net sales was 12.5%, a 220 basis point decrease compared to the second quarter of 2020.
Net income attributable to Masonite was $35 million in the second quarter of 2021, an increase of 3% compared to $34 million in the second quarter of 2020. Adjusted EBITDA* of $111 million in the second quarter of 2021 increased 20% from $92 million in the second quarter of 2020.
Diluted earnings per share were $1.41 in the second quarter of 2021 compared to $1.38 in the comparable 2020 period. Diluted adjusted earnings per share* were $2.23 in the second quarter of 2021 compared to $1.50 in the comparable 2020 period. Diluted adjusted earnings per share* excludes $20 million in charges related to actions taken as part of our previously announced restructuring plans, the loss on disposal of our Czech business and the UK tax rate change incurred in the second quarter of 2021 and $3 million in charges related to the loss on disposal of our India subsidiary and restructuring in the second quarter of 2020.
Masonite repurchased 283,712 shares of stock in the second quarter of 2021 for $32 million, at an average price of $114.28.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2021 Discussion
Net sales were $1,309 million in the first six months of 2021, a 25% increase from $1,051 million in the comparable period of 2020. The increase in net sales was a result of an 11% increase in AUP, a 9% increase in base volume, a 3% increase due to favorable foreign exchange and a 2% increase in the sale of components and other products.
•North American Residential net sales were $970 million, a 27% increase compared to the first six months of 2020, driven by a 12% increase in AUP, a 12% increase in base volume, a 2% increase due to foreign exchange and a 1% increase in the sale of components and other products.
•Europe net sales were $176 million, a 75% increase compared to the first six months of 2020, driven by a 45% increase in base volume, a 16% increase due to favorable foreign exchange, an 11% increase from higher AUP and a 4% increase in the sale of components and other products, partially offset by a less than 1% decrease from the impact of a divestiture.
•Architectural net sales were $151 million, a 15% decrease compared to the first six months of 2020, driven by a 19% decrease in base volume and a 1% decrease in the sale of components and other products, partially offset by a 4% increase in AUP and a 1% increase due to favorable foreign exchange.
Total company gross profit was $323 million in the first six months of 2021, an increase of 19% compared to $271 million in the first six months of 2020. Gross profit margin decreased 110 basis points to 24.7%, due to the impact of higher inflation and tariffs on raw materials, rising logistics costs, higher manufacturing wages and benefits and increased investment in the business, partially offset by higher AUP.
Selling, general and administration (SG&A) expenses were $166 million in the first six months of 2021, an increase of 8% compared to $154 million in the first six months of 2020. The increase was due to higher personnel costs, which includes resources to support growth. SG&A as a percentage of net sales was 12.7%, a 190 basis point decrease compared to the first six months of 2020.
Net income attributable to Masonite was $82 million in the first six months of 2021, an increase of 28% compared to $64 million in the first six months of 2020. Adjusted EBITDA* of $213 million in the first six months of 2021 increased 23% from $173 million in the first six months of 2020.
Diluted earnings per share were $3.30 in the first six months of 2021 compared to $2.56 in the comparable 2020 period. Diluted adjusted earnings per share* were $4.16 in the first six months of 2021 compared to $2.74 in the comparable 2020 period. Diluted adjusted earnings per share* excludes $22 million in charges related to actions taken as part of our previously announced restructuring plans, the loss on the disposal of our Czech business and the UK tax rate change incurred in the first six months of 2021 and $4 million in charges related to the loss on disposal of our India subsidiary and restructuring incurred in the first six months of 2020.
Masonite repurchased 368,695 shares of stock in the first six months of 2021 for $42 million, at an average price of $113.98.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Updated 2021 Outlook
The Company now expects full-year 2021 net sales growth in the range of 17 to 20 percent, reflecting sustained residential demand, pricing actions taken in response to rapidly changing inflation and the expectation that current foreign exchange tailwinds may continue throughout the year.
The Company's expectations for 2021 Adjusted EBITDA* remain unchanged at a range of $435 million to $455 million and diluted adjusted earnings per share* of $8.00 to $8.60.
“Based on the continued strength of our residential end markets and additional pricing actions taken to mitigate inflation, we have updated our outlook to reflect even stronger Net Sales growth for the year," Mr. Heckes concluded.
A quantitative reconciliation of Adjusted EBITDA* and diluted adjusted earnings per share* to the corresponding GAAP information is not provided for the 2021 outlook because it is difficult to predict the GAAP measures that are excluded from Adjusted EBITDA* such as restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.
Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 10, 2021. The live audio webcast will begin at 9:00 a.m. EDT and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q2'21 Earnings Webcast.
Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).
A telephone replay will be available approximately one hour following completion of the call through August 24, 2021. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13720364.
About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,600 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2021 outlook, the housing and other markets and future demand, the effects of our strategic and restructuring initiatives, new products, impact of the COVID-19 pandemic, and the impact from foreign exchange on net sales. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products including seasonality; scale and scope of the coronavirus ("COVID-19") pandemic and its impact on our operations, customer demand and supply chain; increases in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations and to meet our debt service obligations, including our obligations under our senior notes and our asset-based revolving credit facility (ABL Facility); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; fluctuating foreign exchange and interest rates; our ability to replace expiring patents and to innovate, keep pace with technological developments and successfully integrate acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; retention of key management personnel; and environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the SEC on February 25, 2021, in each case as updated by our subsequent filings with the SEC.
Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees;

restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. The definition of Adjusted EBITDA was updated in the third quarter of 2020 to exclude other items as these charges are not part of our underlying business performance. This change had no impact to Adjusted EBITDA for the three and six months ended June 28, 2020. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 and 2028 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Second quarter 2020 net sales	$381.2	$29.9	$85.6	$3.0	$499.7
Acquisitions, net of divestitures	—	(0.3)	—	—	(0.3)	(0.1)%
Base volume	70.9	40.0	(13.4)	(2.2)	95.3	19.1%
Average unit price	25.5	6.2	3.1	—	34.8	7.0%
Other	4.4	2.2	(0.4)	4.5	10.7	2.1%
Foreign exchange	11.4	9.8	0.9	0.1	22.2	4.4%
Second quarter 2021 net sales	$493.4	$87.8	$75.8	$5.4	$662.4
Year over year growth, net sales	29.4%	193.6%	(11.4)%	80.0%	32.6%

Second quarter 2020 Adjusted EBITDA	$91.1	$(0.9)	$11.5	$(9.8)	$91.9
Second quarter 2021 Adjusted EBITDA	100.0	16.6	0.5	(6.5)	110.6
Year over year growth, Adjusted EBITDA	9.8%	1,944.4%	(95.7)%	(33.7)%	20.3%

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Year to date 2020 net sales	$765.0	$100.6	$176.9	$8.4	$1,050.9
Acquisitions, net of divestitures	—	(0.3)	—	—	(0.3)	—%
Base volume	88.2	44.9	(33.1)	(2.8)	97.2	9.2%
Average unit price	92.5	11.2	7.4	—	111.1	10.6%
Other	8.4	3.7	(1.8)	6.0	16.3	1.6%
Foreign exchange	15.8	16.2	1.4	0.1	33.5	3.2%
Year to date 2021 net sales	$969.9	$176.3	$150.8	$11.7	$1,308.7
Year over year growth, net sales	26.8%	75.2%	(14.8)%	39.3%	24.5%

Year to date 2020 Adjusted EBITDA	$162.8	$8.8	$22.1	$(20.3)	$173.4
Year to date 2021 Adjusted EBITDA	194.5	33.3	2.5	(17.8)	212.6
Year over year growth, Adjusted EBITDA	19.5%	278.4%	(88.7)%	(12.3)%	22.6%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net sales	$662,410	$499,658	$1,308,747	$1,050,886
Cost of goods sold	498,068	363,304	985,767	780,251
Gross profit	164,342	136,354	322,980	270,635
Gross profit as a % of net sales	24.8%	27.3%	24.7%	25.8%

Selling, general and administration expenses	82,511	73,390	166,142	153,723
Selling, general and administration expenses as a % of net sales	12.5%	14.7%	12.7%	14.6%

Restructuring costs	2,192	1,148	3,835	3,089
Asset impairment	10,374	—	10,374	—
Loss on disposal of subsidiaries	8,590	2,091	8,590	2,091
Operating income	60,675	59,725	134,039	111,732
Interest expense, net	11,918	11,824	23,864	23,106
Other (income) expense, net	(1,586)	(1,446)	(2,929)	(1,397)
Income before income tax expense	50,343	49,347	113,104	90,023
Income tax expense	14,246	14,687	28,859	24,326
Net income	36,097	34,660	84,245	65,697
Less: net income attributable to non-controlling interests	1,051	663	2,218	1,815
Net income attributable to Masonite	$35,046	$33,997	$82,027	$63,882

Basic earnings per common share attributable to Masonite	$1.43	$1.39	$3.35	$2.59
Diluted earnings per common share attributable to Masonite	$1.41	$1.38	$3.30	$2.56

Shares used in computing basic earnings per share	24,450,542	24,466,575	24,460,098	24,664,008
Shares used in computing diluted earnings per share	24,842,019	24,651,407	24,883,814	24,932,864

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	July 4, 2021	January 3, 2021
Current assets:
Cash and cash equivalents	$328,598	$364,674
Restricted cash	10,560	10,560
Accounts receivable, net	361,663	290,508
Inventories, net	281,179	260,962
Prepaid expenses and other assets	43,198	42,538
Income taxes receivable	3,573	1,124
Total current assets	1,028,771	970,366
Property, plant and equipment, net	605,848	625,126
Operating lease right-of-use assets	145,545	146,806
Investment in equity investees	11,475	14,636
Goodwill	138,072	138,692
Intangible assets, net	160,930	169,392
Deferred income taxes	19,040	25,331
Other assets	47,772	47,411
Total assets	$2,157,453	$2,137,760

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$115,443	$97,211
Accrued expenses	224,414	277,716
Income taxes payable	4,119	11,086
Total current liabilities	343,976	386,013
Long-term debt	791,950	792,242
Long-term operating lease liabilities	133,924	136,235
Deferred income taxes	78,156	73,073
Other liabilities	59,274	55,080
Total liabilities	1,407,280	1,442,643
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 24,238,024 and 24,422,934 shares issued and outstanding as of July 4, 2021, and January 3, 2021, respectively	556,398	552,969
Additional paid-in capital	217,599	223,666
Accumulated earnings	68,845	20,385
Accumulated other comprehensive loss	(103,512)	(112,063)
Total equity attributable to Masonite	739,330	684,957
Equity attributable to non-controlling interests	10,843	10,160
Total equity	750,173	695,117
Total liabilities and equity	$2,157,453	$2,137,760

`MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net income attributable to Masonite	$35,046	$33,997	$82,027	$63,882

Add: Adjustments to net income attributable to Masonite:
Restructuring costs	2,192	1,148	3,835	3,089
Asset impairment	10,374	—	10,374	—
Loss on disposal of subsidiaries	8,590	2,091	8,590	2,091
Income tax expense as a result of UK tax rate change	2,430	—	2,430	—
Income tax impact of adjustments	(3,285)	(298)	(3,721)	(806)
Adjusted net income attributable to Masonite	$55,347	$36,938	$103,535	$68,256

Diluted earnings per common share attributable to Masonite ("EPS")	$1.41	$1.38	$3.30	$2.56
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$2.23	$1.50	$4.16	$2.74

Shares used in computing EPS and Adjusted EPS	24,842,019	24,651,407	24,883,814	24,932,864

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended July 4, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$89,236	$1,454	$(14,626)	$(41,018)	$35,046
Plus:
Depreciation	9,160	2,506	2,608	2,958	17,232
Amortization	497	4,258	1,147	506	6,408
Share based compensation expense	—	—	—	4,706	4,706
Loss on disposal of property, plant and equipment	36	16	—	335	387
Restructuring costs	352	—	1,701	139	2,192
Asset impairment	—	—	9,645	729	10,374
Loss on disposal of subsidiaries	—	8,590	—	—	8,590
Interest expense, net	—	—	—	11,918	11,918
Other (income) expense, net	—	(240)	5	(1,351)	(1,586)
Income tax expense	—	—	—	14,246	14,246
Net income attributable to non-controlling interest	764	—	—	287	1,051
Adjusted EBITDA	$100,045	$16,584	$480	$(6,545)	$110,564

	Three Months Ended June 28, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$79,841	$(6,376)	$4,983	$(44,451)	$33,997
Plus:
Depreciation	8,729	2,367	2,777	2,970	16,843
Amortization	512	3,270	1,750	390	5,922
Share based compensation expense	—	—	—	3,740	3,740
Loss on disposal of property, plant and equipment	506	7	1,904	6	2,423
Restructuring costs	914	—	86	148	1,148
Loss on disposal of subsidiaries	—	—	—	2,091	2,091
Interest expense, net	—	—	—	11,824	11,824
Other (income) expense, net	—	(186)	—	(1,260)	(1,446)
Income tax expense	—	—	—	14,687	14,687
Net income attributable to non-controlling interest	629	—	—	34	663
Adjusted EBITDA	$91,131	$(918)	$11,500	$(9,821)	$91,892

	Six Months Ended July 4, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$173,209	$12,862	$(18,439)	$(85,605)	$82,027
Plus:
Depreciation	18,671	5,091	5,271	6,478	35,511
Amortization	912	7,143	2,289	982	11,326
Share based compensation expense	—	—	—	9,124	9,124
Loss (gain) on disposal of property, plant and equipment	124	12	149	(495)	(210)
Restructuring costs	(9)	—	3,554	290	3,835
Asset impairment	—	—	9,645	729	10,374
Loss on disposal of subsidiaries	—	8,590	—	—	8,590
Interest expense, net	—	—	—	23,864	23,864
Other (income) expense, net	—	(359)	5	(2,575)	(2,929)
Income tax expense	—	—	—	28,859	28,859
Net income attributable to non-controlling interest	1,620	—	—	598	2,218
Adjusted EBITDA	$194,527	$33,339	$2,474	$(17,751)	$212,589

	Six Months Ended June 28, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$138,652	$(2,893)	$9,563	$(81,440)	$63,882
Plus:
Depreciation	18,093	4,824	5,599	4,345	32,861
Amortization	1,107	6,832	3,672	770	12,381
Share based compensation expense	—	—	—	7,210	7,210
Loss on disposal of property, plant and equipment	1,710	10	2,300	25	4,045
Restructuring costs	1,763	(37)	948	415	3,089
Loss on disposal of subsidiaries	—	—	—	2,091	2,091
Interest expense, net	—	—	—	23,106	23,106
Other expense (income), net	—	25	—	(1,422)	(1,397)
Income tax expense	—	—	—	24,326	24,326
Net income attributable to non-controlling interest	1,502	—	—	313	1,815
Adjusted EBITDA	$162,827	$8,761	$22,082	$(20,261)	$173,409